CONSENT OF COUNSEL

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our consent dated February 28, 2000 appearing in the Leapfrog Smart Products, Inc. Registration Statement on Form S-8, filed February 28, 2000. We also consent to the reference to me under the heading "Exhibits" in such Registration Statement.

NADEAU & SIMMONS, P.C.

/s/ Nadeau & Simmons, P.C.

By:_______________________


Providence, RI